Exhibit 99.1

MRC Global Elects Barbara Duganier to the Board of Directors

HOUSTON, TX – April 29, 2015 – MRC Global Inc. (NYSE: MRC) announced today that Barbara J. Duganier has joined MRC Global’s Board of Directors.

Ms. Duganier spent nearly a decade helping numerous large, global organizations in the energy, chemicals, mining and utilities industries become high performance businesses while serving in various leadership positions at Accenture, a management consulting, technology services and outsourcing company. While at Accenture, Ms. Duganier served as global chief strategy officer and as global growth and offering development lead for the outsourcing business.

From 1979 to 2002, Ms. Duganier, who is a licensed certified public accountant (CPA), worked at Arthur Andersen and was an equity partner for 12 years. While at Arthur Andersen, she was an auditor and financial consultant and served in various leadership and management roles, including as global chief financial officer of Andersen Worldwide.

Ms. Duganier is a director of the general partner of Buckeye Partners, L.P., a midstream company that primarily transports, stores and markets liquid petroleum products. She is the chair of the audit committee and a member of the compensation committee of the board of the Buckeye general partner.

“I am proud to welcome Barbara as the newest member of our board,” Andrew Lane, MRC Global President, Chairman & CEO, said. “Barbara’s knowledge of the energy business, other complex industries, risk oversight processes, information systems implementation and her strategic acumen will provide an immediate, positive contribution to our Board, our company and our shareholders.”

In addition to electing Ms. Duganier as a director, she has been appointed to the Audit Committee of MRC Global’s Board. She qualifies as a financial expert and an independent director.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves, and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found at www.mrcglobal.com.

Contact:

Monica Broughton

Investor Relations

MRC Global Inc.

Monica.Broughton@mrcglobal.com

832-308-2847